Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                           Period From
                                          July 18, 1997
                                          (Inception) to
                                            December 31,                  Year Ended December 31,
                                                1997                   1998                    1999
                                         ---------------------------------------------------------------
                                                          (in thousands)
Net loss                                    $    (2,513)            $  (112,243)            $(1,055,090)

Plus fixed charges -
Interest expense                                      1                      85                      84
                                            -----------             -----------             -----------
Adjusted earnings (loss)                         (2,512)               (112,158)             (1,055,006)

Fixed charges                                         1                      85                      84
                                            -----------             -----------             -----------
Deficiency of earnings
available to cover fixed charges            $    (2,513)            $  (112,243)            $(1,055,090)
                                            ===========             ===========             ===========